Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Net Sales of $26,429,687 and
A Net Loss Available to Common Shareholders of $294,820 or a Loss of $0.02 per Diluted Share for the First Quarter Ended April 1, 2018

SARASOTA, Fla.– May 7, 2018 - Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR or the “Company”) today reported its financial results for the first quarter ended April 1, 2018.

Financial Highlights

*	Net Sales increase 2.6% to $26,429,687 versus the prior year quarter as a 10.3% growth in the Industrial sector offset a moderate decline in the automotive sector.
*	Gross Margins of 17.5% pressured by raw material price increases and operational start-up costs in the UK.
*	Earnings Per Common share was a loss of $0.02 for this quarter versus earnings of $0.03 in the same quarter of the previous year.

Overview

The first quarter of this year was testimony to the diversification strategy of the Company as increases in Net Sales of the Industrial sector offset a moderate decline in sales of the Automotive sector resulting in an increase in overall Net Sales for the quarter of 2.6% versus the first quarter of last year. The Industrial sector grew more than 10% versus last year as sales to off-the-highway equipment manufacturers and a revitalization of the hospitality and physical fitness industries sparked the increases. The Automotive sector was tepid this quarter (-1.1%) as gains in our UK operations offset a decline in the domestic business.

Raw material prices continue to be a challenge as increases put in place have been accepted for the most part by customers in the Industrial sector over the first quarter of this year. The automotive customers have contracts in place so price increases are not as easily accepted in this segment.  We continue to work on operating efficiencies and expense reduction programs to offset raw material increases in general.

Overall, we continue to deliver operational improvement at both of our major US and UK operational facilities and we continue to bid on major automotive platforms in segments more preferred by discriminating consumers (SUV’s and trucks).  This will take time but we remain positive for better results particularly in the second half of this year.

Net Sales

Net Sales for the quarter increased 2.6% to $26,429,687 versus $25,758,429 in the first quarter of last year.  The Automotive sector (65.2% of Net Sales) declined 1.1% for the quarter as growth in the European automotive market could not offset a decline in the US automotive market.  European automotive sales represented approximately 72.5% of Net Sales in the Automotive sector this quarter.  As previously mentioned, we are bidding on platforms of major automotive OEM’s to diversify our product offerings to the US industry which should rekindle growth.

The Industrial sector (34.8% of Net Sales) had a very strong quarter as sales increased 10.3% versus the quarter of the previous year.  This was primarily due to sharp increases in sales to off-the-highway equipment manufacturers especially in the US.  The seating marketplace was also good this quarter with increases to the physical fitness and hospitality industries.

Operating Income

Operating Income for the quarter was significantly below the prior year results (-48.3%) primarily as a result of Gross Profit Margins declining to 17.5% versus 20.9% in the quarter of the prior year.  The delays in the timing of raw material price increases being accepted by customers, production inefficiencies as a result of new platform development and a change in the mix of high vs. lower margin sales lead to the margin erosion.  This will improve as we move forward and the first quarter of this year should be the low point of the year barring any catastrophic occurrences.

Net Loss/Income Available to Common Shareholders

Net Loss for the quarter, after Preferred stock dividends, was $294,820 or a loss of $0.02 per common share versus Net Income of $470,776 or income of $0.03 per common share.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on May 7, 2018.  The Company will have comments on the quarter in an earnings conference call on May 8, 2018 at 9:00 am (EDT).

Persons wishing to access the conference call may do so by dialing 888-394-8218 (U.S.) and 323-701-0225 (International), and using the ID #7660024.  Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/player/index.php?id=129704) in the investor relations section.

A replay of the conference call will be available beginning May 8, 2018 through August 8, 2018 by calling 844-512-2921 (US) or 412-317-6671 (International) and using Pin #7660024. The webcast will be archived on www.uniroyalglobal.com in the investor relations section until May 8, 2019.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2017 was derived 67.5% from the automotive industry and approximately 32.5% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.
Consolidated Balance Sheets

ASSETS	(Unaudited) April 1, 2018	December 31, 2017
CURRENT ASSETS
Cash and cash equivalents	$820,723	$1,267,319
Accounts receivable, net	16,599,946	15,167,468
Inventories, net	19,972,809	19,769,662
Other current assets	796,255	846,362
Related party receivable	21,180	37,116
Total Current Assets	38,210,913	37,087,927
PROPERTY AND EQUIPMENT, NET	17,733,381	17,289,058
OTHER ASSETS
Intangible assets	3,376,400	3,295,896
Goodwill	1,079,175	1,079,175
Other long-term assets	3,976,314	3,902,246
Total Other Assets	8,431,889	8,277,317
TOTAL ASSETS	$64,376,183	$62,654,302
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$328,742	$686,640
Lines of credit	19,857,378	19,340,468
Current maturities of long-term debt	1,195,332	1,155,490
Current maturities of capital lease obligations	431,377	408,425
Accounts payable	10,806,363	10,358,761
Accrued expenses and other liabilities	3,956,040	3,594,684
Related party obligation	588,460	286,955
Current portion of postretirement benefit liability - health and life	143,287	143,287
Total Current Liabilities	37,306,979	35,974,710
LONG-TERM LIABILITIES
Long-term debt, less current portion	2,828,168	2,467,433
Capital lease obligations, less current portion	443,281	531,218
Related party lease financing obligation	2,149,960	2,153,327
Long-term debt to related parties	2,612,524	2,765,655
Postretirement benefit liability - health and life, less current portion	2,532,536	2,547,076
Other long-term liabilities	851,166	822,492
Total Long-Term Liabilities	11,417,635	11,287,201
Total Liabilities	48,724,614	47,261,911
STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,690,030 shares issued and outstanding as of both April 1, 2018 and December 31, 2017	18,690	18,690
Additional paid-in capital	35,044,933	34,944,972
Accumulated deficit	(20,571,764)	(20,276,944)
Accumulated other comprehensive income (loss)	78,885	(375,152)
Total Stockholders' Equity	15,651,569	15,392,391
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,376,183	$62,654,302

Uniroyal Global Engineered Products, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017

NET SALES	$26,429,687	$25,758,429
COST OF GOODS SOLD	21,812,193	20,382,282
Gross Profit	4,617,494	5,376,147
OPERATING EXPENSES:
Selling	1,349,030	1,284,947
General and administrative	1,948,301	1,821,466
Research and development	421,963	533,854
OPERATING EXPENSES	3,719,294	3,640,267
Operating Income	898,200	1,735,880
OTHER INCOME (EXPENSE):
Interest and other debt related expense	(456,364)	(389,856)
Other income	33,282	99,254
Net Other Expense	(423,082)	(290,602)
INCOME BEFORE TAX PROVISION	475,118	1,445,278
TAX PROVISION (BENEFIT)	(14,521)	234,586
NET INCOME	489,639	1,210,692
Preferred stock dividend	(784,459)	(739,916)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(294,820)	$470,776
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.02)	$0.03
Diluted	$(0.02)	$0.03
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,690,030	18,723,226
Diluted	18,690,030	18,813,333